Exhibit 99.1

Horizon Pharma Announces Second Quarter 2013 Financial Results and Provides Business Update

DUEXIS® Gross Sales Increase 136% Quarter over Quarter; Sales Acceleration Extends Cash Guidance

Conference Call and Webcast Today, August 9th at 8:00 a.m. ET

DEERFIELD, IL – August 9, 2013 – Horizon Pharma, Inc. (NASDAQ: HZNP) today provided an update on the Company’s business and announced financial results for the second quarter and six months ended June 30, 2013.

Financial Results

•	Gross and net sales for the second quarter of 2013 were $17.6 million and $12.3 million, respectively, increases of 64% and 34%, respectively, versus the first quarter of 2013.

•	Net loss for the second quarter of 2013 was $18.4 million, or $0.29 per share, on a U.S. GAAP basis, and $15.0 million, or $0.24 per share, on a non-GAAP basis.

•	The Company had cash and cash equivalents at June 30, 2013 of $69.3 million, versus $81.1 million at March 31, 2013.

DUEXIS® Highlights

•	Gross and net sales of DUEXIS in the second quarter of 2013 were $15.8 million and $10.5 million, respectively, increases of 136% and 98%, respectively, versus the first quarter of 2013.

•

According to monthly data from Source Healthcare Analytics (SHA), total prescriptions were 48,191 for the second quarter of 2013, compared to 45,879 total prescriptions for the first quarter of 2013, an increase of 5%.

•

According to SHA, total DUEXIS pills dispensed in the second quarter of 2013 increased 9.3% versus the first quarter of 2013 as a result of longer initial prescriptions and a 3.7% quarter-over-quarter increase in the refill rate of DUEXIS.

•

The gross-to-net sales deduction for DUEXIS was 33.1% in the second quarter of 2013, versus 20.6% in the first quarter of 2013, driven by rebates and reductions for certain governmental and third-party payers, along with the Company’s co-pay buy down program, which ensures access to DUEXIS at reasonable out of pocket costs to patients.

RAYOS® / LODOTRA® Highlights

•

RAYOS gross and net sales in the second quarter of 2013 were $0.7 million and $0.6 million, respectively, compared to $0.4 million in gross and net sales in the first quarter of 2013, increases of 75% and 50%, respectively.

•	According to monthly data from SHA, total prescriptions were 2,241 for the second quarter of 2013, compared to 1,243 total prescriptions for the first quarter of 2013, an increase of 80%.

•	Through June 2013, there have been 704 cumulative prescribers and approximately 3,700 cumulative prescriptions of RAYOS.

•

LODOTRA, known as RAYOS in the U.S., gross and net sales in the second quarter of 2013 were $1.2 million each, compared to gross and net sales of $3.6 and $3.5 million, respectively, in the first quarter of 2013.

•	LODOTRA is now approved for marketing in 30 countries outside the U.S., reimbursed in Germany, Italy, Switzerland and Sweden, and marketed and sold in numerous other countries.

Updated Cash Guidance

•	Prior cash guidance for the Company stated cash and cash equivalents would allow the Company to operate through 2013.

•

Based on recent results and current business expectations, the Company now believes that it can operate into the third quarter of 2014 with its existing cash and cash equivalents and potentially beyond depending on future growth trends.

“We had strong results in the second quarter, with DUEXIS revenue doubling from the first quarter, driven by continued momentum in prescriptions and a significant increase in the value per DUEXIS prescription,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “DUEXIS revenue acceleration, along with our continued progress in the launch of RAYOS, gives us confidence that we can extend our cash runway into at least the third quarter of 2014 and potentially beyond based on our current expectations of continued revenue growth.”

Second Quarter 2013 Financial Results

For the second quarter ended June 30, 2013, gross and net sales were $17.6 million and $12.3 million, respectively, compared to gross and net sales of $4.6 million and $3.8 million, respectively, for the second quarter of 2012. DUEXIS gross sales were $15.8 million and net sales were $10.5 million after deducting trade discounts and allowances of $3.7 million and co-pay assistance costs of $1.6 million, compared to gross and net DUEXIS sales of $2.1 million and $1.6 million, respectively, during the second quarter of 2012. The increase in DUEXIS sales was primarily the result of the Company’s expanded sales force compared to the second quarter of 2012, as well as an increase in the product price. DUEXIS represented 89% of Horizon’s gross sales and 86% of net sales during the quarter ended June 30, 2013.

RAYOS gross sales and net sales for the second quarter of 2013 were approximately $0.7 million and $0.6 million, respectively. LODOTRA gross and net sales in the second quarter of 2013 were $1.2 million each, compared to gross and net sales of $2.5 million and $2.3 million, respectively, in the second quarter of 2012. The $1.3 million decrease in LODOTRA gross sales during the second quarter of 2013 was primarily attributable to lower product shipments to the Company’s European distribution partner, Mundipharma, compared to the prior year period. LODOTRA sales to Mundipharma occur at the time the Company ships product to Mundipharma based on its estimated requirements. Accordingly, the Company’s LODOTRA sales are not linear or tied to Mundipharma sales to the market and can therefore fluctuate from quarter to quarter or from year to year.

Net loss for the quarter ended June 30, 2013, was $18.4 million, or $0.29 per share based on 62,872,173 weighted average shares outstanding, compared to a net loss of $22.8 million, or $0.68 per share based on 33,715,703 weighted average shares outstanding, for the quarter ended June 30, 2012.

Non-GAAP net loss for the quarter ended June 30, 2013, was $15.0 million, or $0.24 per share, compared to a non-GAAP net loss of $20.6 million, or $0.62 per share, for the second quarter of 2012. Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures” for a full discussion on this subject.

The Company had cash and cash equivalents of $69.3 million at June 30, 2013. As of June 30, 2013, Cowen and Company, LLC, the Company’s agent, had sold 1,266,161 shares of the Company’s common stock under its at-the-market (ATM) facility with gross proceeds to the Company of $3.2 million. As of August 6, 2013, the Company had received gross proceeds of $6.2 million under the ATM and had $21.2 million remaining available under the ATM which can potentially supplement or extend the Company’s cash runway.

Research and development expenses decreased $1.4 million, from $4.2 million during the three months ended June 30, 2012, to $2.8 million during the three months ended June 30, 2013. The decrease in research and development expenses during the second quarter of 2013 was primarily associated with the classification of $1.2 million in medical affairs expenses to sales and marketing expenses and a $0.3 million reduction in regulatory submission fees, which was partially offset by a $0.1 million increase in equipment expense. During the first quarter of 2013, in connection with the full commercial launch of RAYOS, the Company began to classify its medical affairs expenses, which consist of expenses related to scientific publications, health outcomes, biostatistics, medical education and information, and medical communications as sales and marketing expenses. Prior to the full commercial launch of RAYOS in late January 2013, these medical affairs expenses were classified as part of research and development expenses.

Sales and marketing expenses increased $6.0 million, from $10.5 during the three months ended June 30, 2012, to $16.5 during the three months ended June 30, 2013. The increase was primarily attributable to $4.5 million in salaries and benefits expenses due to the increase in staffing of the Company’s field sales force, the new classification of $1.2 million of medical affairs expenses to sales and marketing expenses and a $0.2 million increase in marketing and commercialization expenses.

General and administrative expenses increased $0.6 million, from $4.6 million during the three months ended June 30, 2012, to $5.2 million during the three months ended June 30, 2013. The increase was mainly attributable to a $0.7 million increase in salaries and benefits expense primarily associated with new employees and $0.2 million in higher facilities costs, which was partially offset by a reduction in consulting expenses of $0.2 million.

Interest expense, net increased $0.2 million, from $3.2 million during the three months ended June 30, 2012, to $3.4 million during the three months ended June 30, 2013. The increase in interest expense was primarily attributable to higher debt discount expenses associated with an amendment to the Company’s senior secured loan in September 2012.

During the three months ended June 30, 2013, the Company reported a foreign exchange gain of $0.5 million compared to a foreign exchange loss of $1.4 million during the three months ended June 30, 2012. The foreign exchange gain in the second quarter of 2013 was primarily due to a reduction in U.S. dollar denominated transactions for the Company’s Swiss subsidiary, Horizon Pharma AG, whose functional currency is the Euro, in addition to a strengthening of the Euro against the U.S. dollar during the three months ended June 30, 2013.

Income tax benefit increased $0.2 million, from $0.2 million during the three months ended June 30, 2012, to $0.4 million during the three months ended June 30, 2013. The increase in income tax benefit during the second quarter of 2013 was primarily due to a reduction in the Company’s deferred tax liability resulting from higher intangible amortization expense in the current period. The increase in amortization expense was associated with the FDA approval of RAYOS in July 2012, which required the Company to begin amortization and to reclassify an indefinite-lived intangible asset to a definite-lived intangible asset on the balance sheet.

Year-to-Date Financial Results

For the six months ended June 30, 2013, gross and net sales were $28.3 million and $21.4 million, respectively, compared to gross and net sales of $7.5 million and $6.4 million, respectively, for the six months ended June 30, 2012. DUEXIS gross sales were $22.5 million and net sales were $15.9 million after deducting trade discounts and allowances of $4.2 million and co-pay assistance costs of $2.4 million, compared to gross and net DUEXIS sales of $3.2 million and $2.5 million, respectively, during the six months ended June 30, 2012. The increase in DUEXIS sales was primarily the result of the Company’s expanded sales force compared to the first six months of 2012, as well as product price increases. DUEXIS represented 79% of gross sales and 74% of net sales during the six months ended June 30, 2013.

RAYOS gross sales and net sales for the six months ended June 30, 2013 were approximately $1.1 million and $0.9 million, respectively, with no RAYOS sales during the corresponding period in 2012 as the product was launched in late 2012. LODOTRA gross and net sales for the six months ended June 30, 2013 were $4.7 million and $4.6 million, respectively, compared to gross and net sales of $4.3 million and $3.9 million, respectively, during the six months ended June 30, 2012.

Net loss for the six months ended June 30, 2013 was $40.6 million, or $0.65 per share based on 62,339,285 weighted average shares outstanding, compared to a net loss of $46.5 million, or $1.61 per share based on 28,909,080 weighted average shares outstanding, for the six months ended June 30, 2012.

Non-GAAP net loss for the six months ended June 30, 2013 was $33.7 million, or $0.54 per share, compared to a non-GAAP net loss of $41.2 million, or $1.43 per share, for the six months ended June 30, 2012.

Research and development expenses decreased $3.3 million, from $8.3 million during the six months ended June 30, 2012, to $5.0 million during the six months ended June 30, 2013. The decrease in research and development expenses during the six months ended June 30, 2013 was primarily associated with the classification of $2.6 million in medical affairs expenses to sales and marketing expenses, a $0.5 million reduction in expenses associated with DUEXIS clinical studies and a $0.5 million decrease in consulting expenses, which was partially offset by a $0.2 million increase in equipment expenses and $0.1 million in additional salaries and benefits costs.

Sales and marketing expenses increased $11.3 million, from $21.5 million during the six months ended June 30, 2012, to $32.8 million during the six months ended June 30, 2013. The increase was primarily attributable to $8.8 million in salaries and benefits expenses due to the expansion of the Company’s field sales force and the classification of $2.6 million of medical affairs expenses to sales and marketing expenses during the six months ended June 30, 2013.

General and administrative expenses increased $0.3 million, from $9.8 million during the six months ended June 30, 2012, to $10.1 million during the six months ended June 30, 2013. The increase was mainly due to $0.5 million in higher salaries and benefits expenses primarily associated with new employees, a $0.4 million increase in facilities costs and $0.2 million in higher legal fees associated with intellectual property related matters, which was primarily offset by a $0.7 million reduction in professional fees compared to the prior year.

Interest expense, net decreased $0.7 million, from $7.7 million during the six months ended June 30, 2012, to $7.0 million during the six months ended June 30, 2013. The decrease in interest expense was primarily attributable to the absence of debt extinguishment costs in 2013, partially offset by higher debt discount expenses. During the six months ended June 30, 2012, the Company incurred approximately $2.5 million in pre-payment and end of loan payments associated with the extinguishment of its prior debt facilities.

During the six months ended June 30, 2013 and 2012, the Company reported a foreign exchange loss of $0.5 million and $0.9 million, respectively. The decrease in the foreign exchange loss during the six months ended June 30, 2013 was primarily due to a reduction in U.S. dollar denominated transactions for the Company’s Swiss subsidiary, Horizon Pharma AG, whose functional currency is the Euro, in addition to a strengthening of the Euro against the U.S. dollar in 2013.

Income tax benefit increased $0.9 million, from $0.3 million during the six months ended June 30, 2012, to $1.2 million during the six months ended June 30, 2013. The increase in income tax benefit during the six months ended June 30, 2013 was primarily due to a reduction in the Company’s deferred tax valuation allowance resulting from a determination that a greater portion of deferred tax assets associated with deferred revenues from milestone payments would be realized in future years. Accordingly, the Company recorded an additional income tax benefit of $0.8 million during the six months ended June 30, 2013 to properly account for the realization of its deferred tax asset positions.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP exclude non-cash items such as stock compensation and depreciation and amortization, non-cash interest expense, and other non-cash charges. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00 a.m. Eastern Time today, Horizon’s management will host a live conference call and webcast to review the Company’s financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 11632898. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 11632898.

About Horizon Pharma

Horizon Pharma, Inc. is a specialty pharmaceutical company that has developed and is commercializing DUEXIS and RAYOS/LODOTRA, both of which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire, in-license and/or co-promote additional innovative medicines where it can execute a targeted commercial strategy in specific therapeutic areas while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercial launches of DUEXIS and RAYOS, trends with respect to DUEXIS revenue acceleration and DUEXIS and RAYOS prescription growth, the momentum for DUEXIS and RAYOS, and estimates of Horizon’s cash runway and future impact of potential revenue growth. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding Horizon’s ability to commercialize products successfully, whether commercial data regarding DUEXIS and RAYOS in the United States for any historic periods are indicative of future results, the impact of pricing decisions on product revenues, Horizon’s ability to successfully manage contract sales and marketing personnel, Horizon’s ability to comply with post-approval regulatory requirements, the need to potentially obtain additional financing to successfully commercialize or further develop DUEXIS and RAYOS/LODOTRA and potential that Horizon may use cash resources in ways not currently anticipated or planned. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$69,340	$104,087
Restricted cash	800	800
Accounts receivable, net	7,340	3,463
Inventories, net	5,787	5,245
Prepaid expenses and other current assets	3,367	3,323

Total current assets	86,634	116,918

Property and equipment, net	3,500	3,725
Developed technology, net	64,544	68,892
Other assets	3,839	4,449

Total assets	$158,517	$193,984

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,624	$5,986
Accrued expenses	20,516	16,784
Deferred revenues - current portion	1,498	2,230
Notes payable - current portion	15,913	11,935

Total current liabilities	43,551	36,935

Long-term liabilities
Notes payable, net of current	31,938	36,866
Deferred revenues, net of current	9,363	9,554
Deferred tax liabilities, net	3,148	4,408
Other long term liabilities	203	243

Total liabilities	88,203	88,006

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 63,310,334 and 61,722,247 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively.	6	6
Additional paid-in capital	422,798	417,455
Accumulated other comprehensive loss	(3,767)	(3,372)
Accumulated deficit	(348,723)	(308,111)

Total stockholders’ equity	70,314	105,978

Total liabilities and stockholders’ equity	$158,517	$193,984

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues
Sales of goods	$17,490	$4,556	$28,120	$7,411
Contract revenue	147	52	215	105

Gross sales	17,637	4,608	28,335	7,516
Sales discounts and allowances	(5,383)	(767)	(6,910)	(1,152)

Net sales	12,254	3,841	21,425	6,364

Cost of goods sold	3,517	2,855	7,764	4,922

Gross profit	8,737	986	13,661	1,442
Operating Expenses
Research and development	2,833	4,233	5,031	8,302
Sales and marketing	16,526	10,543	32,854	21,515
General and administrative	5,182	4,555	10,124	9,758

Total operating expenses	24,541	19,331	48,009	39,575

Operating loss	(15,804)	(18,345)	(34,348)	(38,133)

Interest expense, net	(3,442)	(3,191)	(7,045)	(7,742)
Foreign exchange gain (loss)	454	(1,401)	(451)	(900)
Other expense, net	—	(4)	—	(56)

Loss before benefit for income taxes	(18,792)	(22,941)	(41,844)	(46,831)
Benefit for income taxes	(351)	(159)	(1,232)	(323)

Net loss	$(18,441)	$(22,782)	$(40,612)	$(46,508)

Net loss per common share - basic and diluted	$(0.29)	$(0.68)	$(0.65)	$(1.61)

Weighted average common shares outstanding - basic and diluted	62,872,173	33,715,703	62,339,285	28,909,080

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
GAAP Net Loss	$(18,441)	$(22,782)	$(40,612)	$(46,508)
Non-GAAP Adjustments (net of tax effect):
Amortization of developed technology	1,311	684	2,635	1,397
Stock-based compensation	1,021	731	2,100	2,490
Non-cash interest expense	919	576	1,829	1,169
Depreciation expense	299	208	558	392
Amortization of deferred revenue	(147)	(52)	(215)	(105)

Total of non-GAAP adjustments	3,403	2,147	6,907	5,343

Non-GAAP Net Loss	$(15,038)	$(20,635)	$(33,705)	$(41,165)

Weighted average shares - basic and diluted	62,872,173	33,715,703	62,339,285	28,909,080

GAAP net loss per common share-basic and diluted	$(0.29)	$(0.68)	$(0.65)	$(1.61)
Non-GAAP adjustments detailed above	0.05	0.06	0.11	0.18

Non-GAAP net loss per common share-basic and diluted	$(0.24)	$(0.62)	$(0.54)	$(1.43)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2013	2012
	(Unaudited)
Cash flows from operating activities
Net loss	$(40,612)	$(46,508)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,855	2,140
Stock-based compensation	2,100	2,490
Non-cash interest expense	1,829	1,169
Paid in kind interest expense	1,525	1,079
Foreign exchange loss	451	900
Loss on disposal of asset	—	68
Changes in operating assets and liabilities:
Accounts receivable	(3,880)	1,751
Inventories	(559)	(2,001)
Prepaid expenses and other current assets	(58)	(1,631)
Accounts payable	(348)	(255)
Accrued expenses	3,795	1,527
Deferred revenues	(774)	2,973
Deferred tax liabilities	(1,203)	(349)
Other non-current assets and liabilities	211	—

Net cash used in operating activities	(33,668)	(36,647)

Cash flows from investing activities
Purchase of property and equipment	(345)	(1,043)

Net cash used in investing activities	(345)	(1,043)

Cash flows from financing activities
Proceeds from the sale of common stock under an ATM agreement, net of issuance costs	3,039	—
Proceeds from the issuance of common stock through ESPP programs	204	147
Proceeds from the issuance of notes payable, net of issuance costs	—	55,578
Proceeds from private equity offering, net of issuance costs	—	47,475
Repayment of notes payable	(3,978)	(19,814)

Net cash (used in) provided by financing activities	(735)	83,386

Effect of foreign exchange rate changes on cash and cash equivalents	1	(202)
Net (decrease) increase in cash and cash equivalents	(34,747)	45,494
Cash and cash equivalents
Beginning of period	104,087	17,966

End of period	$69,340	$63,460

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com